ACTEL CORPORATION

            Offer to Exchange All Outstanding Options for New Options
                            (the "Offer to Exchange")

 The offer and withdrawal rights expire at 9:00 P.M., Pacific Daylight Time, on
                  June 29, 2001, unless this offer is extended.


       Actel Corporation ("Actel") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Actel common stock for new options that we will grant under the Actel Corporation 1986 Incentive Stock Option Plan (the "1986 Plan") or the Actel Corporation 1995 Employee and Consultant Stock Plan (the "1995 Plan"). We are making this offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related Memorandum from Barbara McArthur dated June 1, 2001, the Election Form, and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

       The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we intend to grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through this offer will be cancelled as promptly as practicable after 9:00 PM Pacific Daylight Time on the date this offer ends. The offer is currently scheduled to expire on June 29, 2001 (the "Expiration Date"), and we expect to cancel options on June 30, 2001, or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the Cancellation Date. Since we currently expect to cancel all tendered options on June 30, 2001, this means that you will be required to tender all options granted to you after December 29, 2000, if you participate in this offer.

       The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary. The offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

       You are eligible to participate in this offer if you are an employee of Actel Corporation and a resident of the United States. Members of the Board of Directors, including directors who are also employees, are not eligible to participate. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which we expect to be at least six months and one day after the Cancellation Date.

       If you tender options for exchange as described in this offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1986 Plan or the 1995 Plan, as determined by the Board of Directors in its sole discretion. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. Each new option granted will vest in accordance with the vesting schedule of the cancelled options. Accordingly, each new option granted will vest as follows:

       o any shares that were fully vested on the cancellation date will be fully vested;

       o all unvested options on the date this offer expires that would have been fully vested on the date the new options are granted (which is expected to be at least six months and one day from the cancellation date) will be fully vested; and

       o all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

For example, if an employee cancels an option that vests at the rate of 6.25% per quarter and is 50% vested at the time of cancellation, the replacement option will be 62.5% vested at the time of grant if the new grant occurs six months and one day after cancellation.

       Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

       Shares of Actel common stock are traded on the Nasdaq National Market under the symbol "ACTL." On May 31, 2001, the closing price of our common stock reported on the Nasdaq National Market was $20.39 per share.

       We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

       This Offer to Exchange has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any State Securities Commission nor has the SEC or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

       You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange, the Memorandum from Barbara McArthur dated June 1, 2001, the Election Form, and the Notice to Change Election From Accept to Reject to the Stock Option Administrator at Actel Corporation, 955 East Arques Avenue (Building 3), Sunnyvale, California 94086 (telephone: (408) 522-4213).

                                    IMPORTANT

       If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions and fax (to (408) 739-0706) or hand deliver it and any other required documents to the Stock Option Administrator. We are not making this offer to, and we will not accept any tender of options from or on behalf of, option holders outside of the United States.

       We have not authorized any person to make any recommendation on our behalf as to whether you should tender your options or not tender your options through this offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document and in the Memorandum from Barbara McArthur dated June 1, 2001, Election Form, and Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.



                                TABLE OF CONTENTS

                                                                                                               Page

SUMMARY TERM SHEET.............................................................................................. 1

INTRODUCTION.................................................................................................... 8

THE OFFER....................................................................................................... 10

1.       Number of Options; Expiration Date..................................................................... 10

2.       Purpose of This Offer.................................................................................. 11

3.       Procedures for Tendering Options....................................................................... 11

4.       Withdrawal Rights and Change of Election............................................................... 12

5.       Acceptance of Options for Exchange and Issuance of New Options......................................... 13

6.       Conditions of This Offer............................................................................... 14

7.       Price Range of Shares Underlying the Options........................................................... 15

8.       Source and Amount of Consideration; Terms of New Options............................................... 16

9.       Information Concerning Actel........................................................................... 20

10.      Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.............. 20

11.      Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer.................. 21

12.      Legal Matters; Regulatory Approvals.................................................................... 22

13.      Material U.S. Federal Income Tax Consequences.......................................................... 22

14.      Extension of Offer; Termination; Amendment............................................................. 24

15.      Fees and Expenses...................................................................................... 25

16.      Additional Information................................................................................. 25

17.      Miscellaneous.......................................................................................... 26

SCHEDULE A            Information Concerning the Directors
                      and Executive Officers of Actel Corporation............................................... A-1


                               SUMMARY TERM SHEET

       The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying Memorandum from Barbara McArthur dated June 1, 2001, the Election Form, and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying Memorandum from Barbara McArthur dated June 1, 2001, the Election Form, and the Notice to Change Election From Accept to Reject. We have included Page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

What securities are we offering to exchange?

       We are offering to exchange all outstanding options to purchase shares of common stock of Actel held by eligible employees for new options we will grant under the 1986 Plan or the 1995 Plan. (Page 8)

Who is eligible to participate?

       Employees are eligible to participate if they are employees of Actel Corporation ("Actel") as of the date this offer commences and the date on which the tendered options are cancelled and residents of the United States. Any employees who are not residents of the United States are not eligible. In addition, all members of the Board of Directors, including members of the Board of Directors who are also employees, are not eligible to participate. In order to receive a new option, you must remain an employee as of the date the new options are granted, which we anticipate will be at least six months and one day after the Cancellation Date. We anticipate that the new options will be granted on December 31, 2001. (Page 8)

Are employees outside the United States eligible to participate?

       No. (Page 8)

Why are we making this offer?

       We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, each eligible employee will have the opportunity to eliminate (on the date of grant only) all underwater options. We believe this offering will maximize shareholder value by creating better performance incentives for employees who desire the assurance that their options will have an exercise price equal to the market value of our common stock on the grant date. (Page 11)

What are the conditions to this offer?

       The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary. The conditions are described in Section 6 of this Offer to Exchange. (Page 14)

If you tender options in this offer, are there any eligibility requirements that you must satisfy after the Expiration Date of this offer to receive the new options?

       To receive a grant of new options through this offer and under the terms of the 1986 Plan or the 1995 Plan, you must be employed by Actel or one of its subsidiaries as of the date the new options are granted.

       As discussed below, subject to the terms of this offer, we do not intend to grant the new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee of Actel or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 13)

If you tender options in this offer, how many new options will you receive in exchange for your tendered options?

       If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the options you tender. New options will be granted under our 1986 Plan or our 1995 Plan, as determined by the Board of Directors in its sole discretion, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page 13)

If you tender options in this offer, when will you receive your new options?

       We do not intend to grant the new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the new options and will determine whether your grant will be pursuant to the 1986 Plan or the 1995 Plan. If we cancel tendered options on June 30, 2001, which is the scheduled date for the cancellation of the options (the day following the expiration date of this offer), the new options will not be granted until December 31, 2001. You must be an employee on the date we are granting the new options in order to be eligible to receive them. (Page 13)

If you tender options in this offer, why won't you receive new options immediately after the Expiration Date of this offer?

       If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited, or terminated. The higher the trading value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards. (Page 21)

If you tender options in this offer, will you be eligible to receive other option grants before you receive your new options?

       No. If we accept options you tender in this offer, you may not receive any other option grants before you receive your new options. We may defer until the grant date for your new options the grant of other options, such as evergreen or promotion options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of this offer. Instead, we may issue a promise to grant stock option(s) to you on the date when such grant would no longer subject us to these onerous accounting charges as a result of the exchange offer. However, if you are no longer employed at Actel or one of its subsidiaries on the date of grant of the new options, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Page
13)

If you tender options in this offer, will you be required to give up all your rights to the cancelled options?

       Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 10)

If you tender options in this offer, what will be the exercise price of the new options?

       The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. Accordingly, we cannot predict the exercise price of the new options. Because we do not intend to grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 11)

If you tender options in this offer, when will the new options vest?

       The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

       Each new option granted will vest as follows:

       o any shares that were fully vested on the cancellation date will be fully vested;

       o all unvested options on the date this offer expires that would have been fully vested on the date the new options are granted (which is expected to be at least six months and one day from the cancellation date) will be fully vested; and

       o all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

For example, if an employee cancels an option that vests at the rate of 6.25% per quarter and is 50% vested at the time of cancellation, the replacement option will be 62.5% vested at the time of grant if the new grant occurs six months and one day after cancellation. (Page 8)

What if we enter into a merger or other similar transaction?

       It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option(s) that we will give you is a binding commitment and any successor to our company will honor that commitment.

       You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

       Actel also reserves the right to grant the new options less than six months and one day after the date we cancel the options accepted for exchange. Thus, by way of example, the Board of Directors might, in the exercise of its sole discretion, grant the new options before a merger or other similar transaction were announced. In that case, the new options would be treated in the merger or other transaction just like any other outstanding Actel options. (Page 14)

If you tender options in this offer, are there circumstances where you would not be granted new options?

       Yes. Even if we accept your tendered options, we do not intend to grant new options to you if we are prohibited from doing so by applicable law or regulations. We will use reasonable efforts to avoid a prohibition, but you will not be granted a new option so long as any prohibition is applicable.

       Also, if you are no longer an employee on the date we grant new options, you will not receive any new options. (Page 22)

If you choose to tender an option that is eligible for exchange, do you have to tender all the shares in that option?

       Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to each option or none of those shares. For example, if you hold (i) an option to purchase 1,000 shares at $10.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $40.00 per share, you may (except as otherwise described below) tender:

       o      none of your options;

       o options with respect to the 300 remaining unexercised shares under the first option grant;

       o options with respect to all 1,000 shares under the second option grant;

       o options with respect to all 2,000 shares under the third option grant;

       o      options with respect to two of the three option grants; or

       o      all options under all three of the option grants.

       In short, you may not tender options with respect to less than all of the unexercised shares under any option grant.

       Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six-month period prior to the cancellation of any tendered options. For example, if you received an option grant in January 2001 and a grant in February 2001 and you want to tender your January 2001 option grant, you would also be required to tender your February 2001 option grant. (Page 13)

If you tender options in this offer, what happens to options that you choose not to tender or that are not accepted for exchange?

       Nothing. Any options that you choose not to tender for exchange or that we do not accept for exchange retains its current exercise price and current vesting schedule and remains outstanding until it is exercised or expires in accordance with its terms.

If you tender options in this offer, will you have to pay taxes if you exchange your options in this offer?

       If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options through this offer. (Page 22)

If you tender options in this offer that are incentive stock options, will your new options be incentive stock options?

       If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 22)

If you tender options in this offer, when will your new options expire?

       Your new options will expire ten years from the date of grant, or earlier if your employment with Actel terminates.

When does this offer expire? Can this offer be extended and, if so, how will you be notified if it is extended?

       The offer expires on June 29, 2001, at 9:00 P.M., Pacific Daylight Time, unless we extend it. We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of this offer period. (Page
24)

How do you tender your options?

       If you decide to tender your options, you must deliver, before 9:00 P.M., Pacific Daylight Time, on June 29, 2001 (or such later date and time as we may extend the expiration of this offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax #
(408) 739-0706) or hand delivery to the Stock Option Administrator. This is a one-time offer and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept all properly tendered options promptly after the expiration of this offer. (Page 11)

During what period of time may you withdraw previously tendered options?

       You may withdraw your tendered options at any time before this offer expires at 9:00 P.M., Pacific Daylight Time, on June 29, 2001. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by July 27, 2001, you may withdraw your tendered options at any time after July 27, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax # (408) 739-0706) or by hand to the Stock Option Administrator a signed Notice to Change Election From Accept to Reject with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 12)

Can you change your election regarding particular tendered options?

       Yes, you may change your election regarding particular tendered options at any time before this offer expires at 9:00 P.M., Pacific Daylight Time, on June 29, 2001. If we extend this offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of this offer. In order to change your election, you must deliver to us via facsimile (fax # (408) 739-0706) or hand delivery to the Stock Option Administrator a new Election Form that includes the information regarding your new election and is clearly dated after your original Election Form.

What do we and the Board of Directors think of this offer?

       Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender your options or should not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor.

Whom can you talk to if you have questions about this offer?

       For additional information or assistance, you should contact:

       Stock Option Administrator
       Actel Corporation
       955 East Arques Avenue (Building 3)
       Sunnyvale, California 94086
       408) 522-4213 until June 15, 2001 (Jean Inman) (408) 522-4424 after
       June 15, 2001 (Vicky Huang)

                                  INTRODUCTION

       Actel Corporation ("Actel") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Actel common stock for new options that we will grant under the Actel Corporation 1986 Incentive Stock Option Plan (the "1986 Plan") or the Actel Corporation 1995 Employee and Consultant Stock Plan (the "1995 Plan"). We are making this offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related Memorandum from Barbara McArthur dated June 1, 2001, the Election Form, and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

       The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we intend to grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through this offer will be cancelled as promptly as practicable after 9:00 PM Pacific Daylight Time on the date this offer ends. The offer is currently scheduled to expire on June 29, 2001 (the "Expiration Date"), and we expect to cancel options on June 30, 2001, or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the Cancellation Date. Since we currently expect to cancel all tendered options on June 30, 2001, this means that you will be required to tender all options granted to you after December 29, 2000, if you participate in this offer.

       The offer is not conditioned on a minimum number of options being tendered. Participation in this offer is completely voluntary. The offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

       You are eligible to participate in this offer if you are an employee of Actel Corporation and a resident of the United States. Directors, including directors who are also employees, are not eligible to participate. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which we expect to be at least six months and one day after the Cancellation Date.

       If you tender options for exchange as described in this offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1986 Plan or the 1995 Plan, as determined by the Board of Directors in its sole discretion. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. Each new option granted will vest in accordance with the vesting schedule of the cancelled options. Accordingly, each new option granted will vest as follows:

       o any shares that were fully vested on the cancellation date will be fully vested;

       o all unvested options on the date this offer expires that would have been fully vested on the date the new options are granted (which is expected to be at least six months and one day from the cancellation date) will be fully vested; and

       o all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

For example, if an employee cancels an option that vests at the rate of 6.25% per quarter and is 50% vested at the time of cancellation, the replacement option will be 62.5% vested at the time of grant if the new grant occurs six months and one day after cancellation.

       As of May 31, 2001, options to purchase 6,397,745 of our shares were issued and outstanding, of which options to purchase 5,523,898 of our shares, constituting 86.3%, were held by eligible employees.

                                    THE OFFER

1.     Number of Options; Expiration Date

       Subject to the terms and conditions of this offer, we will exchange outstanding, unexercised options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible options. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six-month period prior to the date the tendered option was cancelled. We currently expect to cancel all tendered options on June 30, 2001, which means that you will be required to tender all options granted to you after December 29, 2000, if you participate in this offer.

       If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends, and similar events. All new options will be subject to the terms of our 1986 Plan or 1995 Plan, at the discretion of our Board of Directors, and to a new option agreement between you and us. If you do not remain an employee of Actel or its subsidiaries for any reason through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

       The term "expiration date" means 9:00 P.M., Pacific Daylight Time, on June 29, 2001, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "expiration date" refers to the latest time and date at which this offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate, and amend this offer.

       If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

       o we increase or decrease the amount of consideration offered for the options;

       o we decrease the number of options eligible to be tendered in this offer; or

       o we increase the number of options eligible to be tendered in this offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to this offer immediately prior to the increase

If this offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent, or given in the manner specified in Section 14, we will extend this offer so that this offer is open at least ten business days following the publication, sending, or giving of notice. We will also notify you of any other material change in the information contained in this Offer to Exchange. For purposes of this offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.     Purpose of This Offer

       We issued the options outstanding to:

       o provide our eligible employees with additional incentive and to promote the success of our business, and

       o encourage our eligible employees to continue their employment with us.

       One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Actel. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, each eligible employee will have the opportunity to eliminate (on the date of grant only) all underwater options. We believe this offering will maximize shareholder value by creating better performance incentives for employees who desire the assurance that their options will have an exercise price equal to the market value of our common stock on the grant date. Because we do not intend to grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

       From time to time we engage in strategic transactions with business partners, customers, and other third parties. We may engage in transactions in the future with these or other companies that could significantly change our structure, ownership, organization, management, or the make-up of our Board of Directors, any of which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you may have elected to tender. As outlined in Section 8, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

       Neither we nor our Board of Directors makes any recommendation as to whether you should tender or should not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

3.     Procedures for Tendering Options

       a.     Proper Tender of Options

       To validly tender your options through this offer, you must, in accordance with the terms of the Election Form, properly complete, execute, and deliver the Election Form to us via facsimile (fax # (408) 739-0706) or by hand to the Stock Option Administrator, along with any other required documents. The Stock Option Administrator must receive all of the required documents before the expiration date. The delivery of all documents, including Election Forms and any Notices to Change Election From Accept to Reject and any other required documents, is at your risk.

       b.     Determination  of  Validity;   Rejection  of  Options;  Waiver  of
              Defects; No Obligation to Give Notice of Defects

       We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

       c.     Our Acceptance Constitutes an Agreement

       Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance for exchange of your options tendered by you through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that have not been validly withdrawn.

4.     Withdrawal Rights and Change of Election

       You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 4.

       You may withdraw your tendered options at any time before 9:00 P.M., Pacific Daylight Time, on June 29, 2001. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. In addition, if we have not accepted your tendered options for exchange by 9:00 P.M., Pacific Daylight Time, on July 27, 2001, you may withdraw your tendered options at any time after July 27, 2001.

       To validly withdraw tendered options, you must deliver to the Stock Option Administrator via facsimile (fax # (408) 739-0706) or by hand, in accordance with the procedures listed in Section 3 above, a signed and dated Notice to Change Election From Accept to Reject with the required information while you still have the right to withdraw the tendered options.

       To validly change your election regarding the tender of particular options, you must deliver a new Election Form to the Stock Option Administrator via facsimile (fax # (408) 739-0706) or by hand in accordance with the procedures listed in Section 3 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

       o      the name of the option holder who tendered the options;

       o      the grant number of all options to be tendered;

       o      the grant date of all options to be tendered;

       o      the exercise price of all options to be tendered; and

       o the total number of unexercised option shares subject to each option to be tendered.

       Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

       You may not rescind any withdrawal and any options you withdraw will thereafter be deemed not properly tendered for purposes of this offer unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

       Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

5.     Acceptance of Options for Exchange and Issuance of New Options

       Upon the terms and conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be June 30, 2001, and we anticipate that you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by June 29, 2001, the scheduled expiration date of this offer, and accepted for exchange and cancelled on June 30, 2001, we anticipate that you will be granted new options on or about December 31, 2001. If we accept and cancel options properly tendered for exchange after June 30, 2001, we anticipate that the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

       If we accept options you tender in this offer, we anticipate that we will defer any grant to you of other options, such as evergreen or promotional options, for which you may be eligible after the expiration date until the new option grant date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We anticipate that we will defer the grant to you of these other options in order to avoid incurring compensation charges against our earnings as a result of accounting rules that could apply to these interim option grants as a result of this offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options, provided that you remain an eligible employee on the date on which the grant is to be made.

       Your new options will entitle you to purchase the number of shares that is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends, and similar events. If you are not an employee of Actel or its subsidiaries for any reason through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that were cancelled pursuant to this offer.

       We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. We currently expect to cancel all tendered options on June 30, 2001, which means that you will be required to tender all options granted to you after December 29, 2000, if you participate in this offer.

       Within one to two business days after receipt of your Election Form or your Notice to Change Election From Accept to Reject, the Stock Option Administrator will e-mail the option holder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time we give oral or written notice to the Stock Option Administrator or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a notice, which may be sent by e-mail, indicating the number of shares subject to the options that we have accepted for exchange and cancelled, and, subject to the terms and conditions of this offer, the corresponding number of shares that will be subject to the new options and the period during which we anticipate that the new options should be granted.

6.     Conditions of This Offer

       Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after June 1, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of options tendered for exchange:

       o there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory, or administrative agency or authority that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered options pursuant to this offer, or the issuance of new options, or otherwise relates in any manner to this offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations, or prospects or materially impair the contemplated benefits of this offer to Actel.

       o there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be eligible to this offer or Actel by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might directly or indirectly:

       o make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of this offer or otherwise relate in any manner to this offer.

       o delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options.

       o materially impair the contemplated benefits of this offer to Actel.

       o      materially  and  adversely  affect  Actel's  business,  condition,
              income,   operations,   or  prospects  or  materially  impair  the
              contemplated benefits of this offer to Actel.

       o there shall have occurred any change, development, clarification, or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with this offer for financial reporting purposes.

       o a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Actel, shall have been proposed, announced, or made by another person or entity or shall have been publicly disclosed.

       o      any change or changes  shall have  occurred  in Actel's  business, condition, assets, income, operations, prospects, or stock ownership that, in our reasonable judgment, is or may be material to Actel or may materially impair the contemplated benefits of this offer to Actel.

       The conditions to this offer are for Actel's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.     Price Range of Shares Underlying the Options

       The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "ACTL". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market:

2001 Fiscal Year                                           High          Low
   Quarter Ended March 31, 2001....................    $   25.8125   $   18.75

2000 Fiscal Year
   Quarter Ended March 31, 2000....................        36.50         21.625
   Quarter Ended June 30, 2000.....................        46.875        22.00
   Quarter Ended September 30, 2000................        55.375        29.625
   Quarter Ended December 31, 2000.................        39.00         20.00

1999 Fiscal Year
   Quarter Ended March 31, 1999....................        22.625        12.50
   Quarter Ended June 30, 1999.....................        20.3125       11.00
   Quarter Ended September 30, 1999................        20.00         13.00
   Quarter Ended December 31, 1999.................        24.50         16.00

       As of May 31, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $20.39 per share.

       We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

8.     Source and Amount of Consideration; Terms of New Options

       a.     Consideration

       We will issue new options to purchase shares of common stock under our 1986 Plan or under our 1995 Plan, as determined by our Board of Directors in its sole discretion, in exchange for the outstanding options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends, and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer, we will grant new options to purchase a total of 5,523,898 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 23.4% of the total shares of our common stock outstanding as of May 31, 2001.

       b.     Terms of New Options

       The new options will be granted under our 1986 Plan or under our 1995 Plan (together, the "Plans"), as determined by our Board of Directors in its sole discretion. A new option agreement will be entered into between Actel and each option holder who has tendered options in this offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. Because we do not intend to grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of our 1986 Plan, the 1995 Plan and the options granted under each of the Plans.

              (1)    1986 Plan

       The maximum number of shares available for issuance through the exercise of options granted under our 1986 Plan is 10,536,971, plus an annual increase to be added each year equal to (x) 5% of the outstanding shares on the first day of our fiscal year less (y) the number of shares available for issuance through the exercise of options granted under the 1986 Plan on the last day of the preceding fiscal year. Our 1986 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

              (2)    1995 Plan

       The maximum number of shares available for issuance through the exercise of options granted under our 1995 Plan is 1,552,700. Our 1995 Plan permits only the granting of options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

              (3)    Administration

       The Plans are administered by the Board of Directors or a compensation committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the Plans, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option, and the exercisability of the options.

              (4)    Term

       Options generally have a term of ten years. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Actel or an affiliate company have a term of no more than five years.

              (5)    Termination

       Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within 30 days following your termination. In the event that the termination of your employment is by reason of permanent or total disability, you may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for six months following such termination. In the event that the termination of your employment is by reason of death, your executors, administrators, legatees, or distributees of your estate may exercise all options held by you at the date of your employment termination within for 12 months following such termination.

       The termination of your option under the circumstances specified in this Section will result in the termination of your interests in our 1986 Plan and our 1995 Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below under the caption "Adjustments Upon Certain Events."

              (6)    Exercise Price

       The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

       However, the exercise price may not be less than 110% of the closing price per share reported by the Nasdaq National Market on the date of grant for options intended to qualify as incentive stock options that are granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Actel or an affiliate company.

              (7)    Vesting and Exercise

       Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us to new hires generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 6.25% of the shares subject to the option vest each quarter thereafter, provided the employee remains continuously employed by Actel.

       The new options granted through this offer will vest as follows:

       o any shares that were fully vested on the cancellation date will be fully vested;

       o all unvested options on the date this offer expires that would have been fully vested on the date the new options are granted (which is expected to be at least six months and one day from the cancellation date) will be fully vested; and

       o all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

For example, if an employee cancels an option that vests at the rate of 6.25% per quarter and is 50% vested at the time of cancellation, the replacement option will be 62.5% vested at the time of grant if the new grant occurs six months and one day after cancellation.

              (8)    Payment of Exercise Price

       You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

       o      cash;

       o      check;

       o      promissory note;

       o      shares of Actel common stock held at least six months;

       o the delivery of a properly executed exercise notice together with such other documentation as the Board of Directors and the broker, if applicable, shall require to effect an exercise and delivery to Actel the amount of sale or loan proceeds required to pay the exercise price; or

       o      any combination of the foregoing methods.

              (9)    Adjustments Upon Certain Events

       If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend, or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

       In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable.

       In the event there is a liquidation or dissolution of Actel, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the acceleration of the exercisability of any option.

              (10)   Termination of Employment

       If you are not an employee of Actel for any reason from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

              (11)   Transferability of Options

       New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

       c.     Registration of Option Shares

       9,391,410 shares of common stock issuable upon exercise of options under our 1986 Plan and 1,769,500 shares of common stock issuable upon exercise of options under our 1995 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before this offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

       d. U.S. Federal Income Tax Consequences

       You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

       Our statements in this Offer to Exchange concerning our 1986 Plan and our 1995 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1986 Plan, 1995 Plan, and the forms of option agreement under the Plans. Please contact the Stock Option Administrator at Actel Corporation, 955 East Arques Avenue, Building 3, Sunnyvale, California 94086 (telephone: (408) 522-4213), to receive a copy of our 1986 Plan, 1995 Plan, and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

9.     Information Concerning Actel

       Our principal executive offices are located at 955 East Arques Avenue, Sunnyvale California 94086, and our telephone number (408) 739-1010.

       Actel designs, develops, and markets field programmable gate arrays ("FPGAs") and associated design and development software and programming hardware. FPGAs are used by designers of communications, computer, consumer, industrial, space, and other electronic systems to differentiate products and get them to market faster. Actel is the leading supplier of FPGAs based on antifuse technology, and has introduced FPGAs based on flash technology and embedded programmable gate array (EPGA) intellectual property (IP) cores based on static random access memory (SRAM) technology. Actel's strategy is to be a provider of innovative programmable solutions for application specific integrated circuit (ASIC) and application specific standard product (ASSP) system designers and manufacturers.

       The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000, is incorporated herein by reference. See "Additional Information" beginning on Page 25 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options

       A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of May 31, 2001, our executive officers and non-employee directors (13 persons) as a group beneficially owned options outstanding under our 1986 Plan to purchase a total of 1,346,923 of our shares, which represented approximately 30.0% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers as a group beneficially owned options outstanding under our 1995 Plan to purchase a total of 245,523 of our shares, which represented 16.5% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned options outstanding under all of our stock plans to purchase a total of 1,749,946 of our shares, which represented approximately 27.4% of the shares subject to all options outstanding under the plans as of that date. Options to purchase our shares owned by directors, including directors who are also executive officers, are not eligible to be tendered in this offer.

       In the 60 days prior to and including May 31, 2001, the executive officers and directors of Actel had the following transaction in Actel shares:

       o On April 11, 2001, John C. East exercised stock options to acquire an additional 20,440 shares of Actel common stock at a weighted average purchase price of $8.50 per share by delivering to Actel by attestation shares of Actel common stock that Mr. East had owned more than six months.

       o On April 27, 2001, Mr. East sold 1,400 of Actel common stock at a weighted average sale price of $23.15 per share.

       o On April 30, 2001, Mr. East sold 3,400 of Actel common stock at a weighted average sale price of $23.63 per share.

       o On May 1, 2001, Mr. East sold 2,400 of Actel common stock at a weighted average sale price of $23.24 per share.

       o On May 2, 2001, Mr. East sold 2,400 of Actel common stock at a weighted average sale price of $23.46 per share.

       o On May 3, 2001, Mr. East sold 2,400 of Actel common stock at a weighted average sale price of $22.35 per share.

       o On May 9, 2001, Mr. East exercised stock options to acquire an additional 18,727 shares of Actel common stock at a weighted average purchase price of $7.89 per share by delivering to Actel by attestation shares of Actel common stock that Mr. East had owned more than six months.

       o On May 16, 2001, Mr. East sold 12,000 of Actel common stock at a weighted average sale price of $21.28 per share.

       o On May 18, 2001, Esmat Z. Hamdy exercised stock options to purchase 8,750 shares of Actel common stock at a weighted average purchase price of $10.92 per share and sold those shares at a weighted average sale price of $22.61 per share.

       o On May 22, 2001, Henry L. Perret exercised stock options to purchase 31,892 shares of Actel common stock at a weighted average purchase price of $11.98 per share and sold those shares at a weighted average sale price of $24.22 per share.

Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to June 1, 2001, by Actel or, to our knowledge, by any executive officer, director, or affiliate of Actel.

11. Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer

       Each option we acquire through this offer will be cancelled and the shares subject to that option will be returned to the pool of shares available for grants of new options under the Plan pursuant to which the option was originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

       We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by this offer because:

       o we do not intend to grant any new options until a business day that is at least six months and one day after the date that we cancel options tendered and accepted for exchange; and

       o the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

12.    Legal Matters; Regulatory Approvals

       We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by this offer, or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 6.

       We do not intend to grant the new options if we are prohibited by any applicable law or regulation from doing so. We are unaware of any such prohibition at this time and we will use reasonable efforts to effect the grant, but if the grant is prohibited we do not intend to grant any new options and you will not receive any other consideration for the options you tendered.

13.    Material U.S. Federal Income Tax Consequences.

       The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to this offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder, and administrative and judicial interpretations thereof as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

       Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, local, and foreign tax consequences of participating in this offer.

       a.     Incentive Stock Options

       Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our 1986 Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option.

       If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

       o at least two years after the date the incentive stock option was granted, and

       o at least one year after the date the incentive stock option was exercised.

       If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

       If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

       Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

       If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, the new options may exceed the limit for incentive stock options.

       We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept this offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

       b.     Non-Qualified Stock Options.

       Under current law, an option holder will not realize taxable income upon the grant of an option that is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

       We recommend that you consult your own tax advisor with respect to the federal, state, local, and foreign tax consequences of participating in this offer.

14.    Extension of Offer; Termination; Amendment

       We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

       We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend this offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 6 by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

       Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 6 has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

       Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through this offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

       If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of this offer or information concerning this offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

       If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

       o we increase or decrease the amount of consideration offered for the options;

       o we decrease the number of options eligible to be tendered in this offer; or

       o we increase the number of options eligible to be tendered in this offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

       If this offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent, or given in the manner specified in this
Section 14, we will extend this offer so that this offer is open at least ten business days following the publication, sending, or giving of notice.

       For purposes of this offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

15.    Fees and Expenses

       We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of options pursuant to this Offer to Exchange.

16.    Additional Information

       This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

       o our Annual Report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

       o our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the SEC on May 11, 2001; and

       o the description of our common stock set forth in our Registration Statement on Form S-1, Registration Number 33-64704, filed on June 21, 1993, as amended by Amendment Number 1 filed on July 12, 1993, Amendment Number 2 filed on July 27, 1993, and Amendment Number 3 filed on August 2, 1993 (which Registration Statement is incorporated by reference in our Registration Statement on Form 8-A filed on June 18, 1993, as amended by Amendment No. 1 to Form 8-A filed on July 28, 1993, and Amendment No. 2 to form 8-A filed on October 24, 1995, pursuant to Section 12(b) of the Exchange
              Act).

These filings, our other annual, quarterly, and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.       7 World Trade Center        500 West Madison Street
       Room 1024                  Suite 1300                   Suite 1400
Washington, D.C. 20549     New York, New York 10048      Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

       Our common stock is quoted on the Nasdaq National Market under the symbol "ACTL" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

       Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), at no cost by writing to us at Actel Corporation, Attn: Investor Relations, 955 East Arques Avenue (Building
3), Sunnyvale, California 94086, or telephoning us at (408) 522-2341.

       The information contained in this Offer to Exchange about Actel should be read together with the information contained in the documents to which we have referred you. As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

17.    Miscellaneous

       This Offer to Exchange and our SEC reports referred to above include forward-looking statements, which are made pursuant to the safe harbor provisions of the Public Securities Litigation Reform Act of 1995. Words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "seeks," and variations of such words and similar expressions are intended to identify the forward-looking statements. The forward-looking statements include projections and trends relating to acquisitions; amortization of goodwill and other acquisition-related expenses; average selling prices; competition and competitive factors; customer service and technical support; distributors; dividends and retention of earnings; embedded logic strategy; employee relations and hiring; expansion and growth; export licensing; facilities; financial condition and liquidity; gross margin; hardware and software availability and features; intellectual property protection and claims; issuance and repurchase of securities and dilution; litigation and disputes; markets, including the e-appliance, embedded logic, and space markets; process development; product availability and delivery; research and development expenditures; revenues, including international sales; selling, general, and administrative expenditures; useful life estimates; and wafer yields.

         Each forward-looking statement is based on expectations and projections about the semiconductor industry and programmable logic market, and assumptions made by us that reflect our best judgment based on other factors known by us, at the time the forward-looking statement is made, but none of the forward-looking statements are guarantees of future performance. Thus, actual events and results may differ materially from those expressed or forecast in the forward-looking statements due to the risk factors identified in our Annual Report on Form 10-K filed on April 2, 2001, or for other reasons. These risks include, but are not limited to:

       o      "blank check" preferred stock;

       o      change in control arrangements;

       o      competition;

       o      customer concentration;

       o      dependence on communications customers;

       o      dependence on customized manufacturing processes;

       o      dependence on design wins;

       o      dependence on independent assembly subcontractors;

       o      dependence on independent software and hardware developers;

       o      dependence on independent wafer manufacturers;

       o      dependence on international operations;

       o      dependence on key personnel;

       o      dependence on military and aerospace customers;

       o      dividend policy;

       o fluctuations in operating results, including booking and shipment uncertainties, supply problems, and price erosion;

       o      force majeure;

       o      future capital needs;

       o      gross margin;

       o      management of growth;

       o      manufacturing yields;

       o      one-time programmability and in-system reprogrammability;

       o      patent infringement;

       o      potential acquisitions;

       o      protection of intellectual property;

       o      reliance on distributors;

       o      reliance on international sales;

       o      semiconductor industry risks;

       o      technological  change and  dependence on new product  development;
              and

       o      volatility of stock

Actel undertakes no obligation to update any forward-looking statement contained or incorporated by reference in any document we file with the SEC.

       We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

       We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through this offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this document, the Memorandum from Barbara McArthur dated June 1, 2001, the Election Form, and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                                             Actel Corporation
                                                             June 1, 2001

                                   SCHEDULE A

                      INFORMATION CONCERNING THE DIRECTORS
                   AND EXECUTIVE OFFICERS OF ACTEL CORPORATION

       The directors and executive officers of Actel Corporation and their positions and offices as of May 31, 2001, are set forth in the following table:

                Name                                Position
------------------------------------  ------------------------------------------
John C. East........................  President and Chief Executive Officer and
                                      Director
Henry L. Perret.....................  Vice President of Finance & Administration
                                      and Chief Financial Officer
Esmat Z. Hamdy......................  Senior Vice President of Technology &
                                      Operations
Anthony Farinaro....................  Vice President & General Manager of Design
                                      Services
James R. Fiebiger...................  Director
Jos C. Henkens......................  Director
Paul V. Indaco......................  Vice President of Worldwide Sales
Jacob S. Jacobsson..................  Director
Dennis G. Kish......................  Vice President of Marketing
Fares N. Mubarak....................  Vice President of Engineering
Frederic N. Schwettmann.............  Director
Robert G. Spencer...................  Director
David L. Van De Hey.................  Vice President & General Counsel and
                                      Secretary

The address of each director and executive officer is: c/o Actel Corporation, 955 East Arques Avenue, Sunnyvale, California 94086.

================================================================================













            Offer to Exchange all Outstanding Options for New Options
                            (the "Offer to Exchange")







                                  June 1, 2001




























================================================================================